EXHIBIT 2.7

LOAN AGREEMENT BY EXTENSION OF REVOLVING CREDIT LIMIT NO. 08.2.0790.1, MADE BY AND BETWEEN BNDES (NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT), TIM CELULAR S/A AND TIM NORDESTE S/A, WITH THIRD PARTY INTERVENTION, AS FOLLOWS:

BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL (BNDES), hereby simply referred to as BNDES, a public federal company, headquartered in Brasilia, Federal District, and with services in this city, at Avenida República do Chile No. 100, corporate taxpayer register under CNPJ No. 33.657.248/0001-89, by its undersigned representatives;

TIM CELULAR S/A, hereinafter referred to as TIM CELULAR, a limited liability company, headquartered in São Paulo, at Avenida Giovanni Gronchi No. 7.143, CEP 05724-006, CNPJ No. 04.206.050/0001-80, by its undersigned representatives; and

TIM NORDESTE S/A, hereinafter referred to as TIM NORDESTE, a limited liability company, headquartered in Jabotão dos Guararapes, State of Pernambuco, at Avenida Ayrton Senna da Silva, No. 1633, CEP 54410-240, CNPJ/MF No. 01.009.686/0001-44, by its undersigned representatives;

also, as INTERVENING PARTY

TIM PARTICIPAÇÕES S/A, a corporation headquartered in Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas No. 3434, block 1, 7th floor, CEP 22640-102, CNPJ No. 02.558.115/0001-21, by its undersigned representatives, have mutually agreed to the clauses below:

CLAUSE 1

NATURE AND VALUE OF THE CONTRACT

BNDES, through this Contract, extends to the BENEFICIARIES, legal entities who integrate the same Economic Group, by this Contract, a revolving credit limit in the value of up to R$ 1,510,000,000.00 (one billion, five hundred and ten million reais), to be provided with the funds mentioned, in compliance with the provision in §3 of this Clause:

I – ordinary of BNDES, in the scope of Resolution No. 1321/06, of July 13, 2006, by the Management of BNDES; and/or

II – ordinary of BNDES, which are comprised, among other sources, by funds of Fundo de Amparo ao Trabalhador - FAT (Worker's Support Fund), by the resources of FAT -

Special Deposits and of the Participation Fund PIS/PASEP, in compliance, with respect to its allocation, the legislation applicable to each of said sources.

§1

The credit will be divided into subcredits, according to its specific destination and respective BENEFICIARY of the funds resulting from it, in compliance with the provisions of Clause 2, which will be referred to as letters of the alphabet followed by the cardinal numeral contemplated in the Credit Limit Use Document, which Clause 12 refers to, use of the extended credit limit being prohibited to BENEFICIARIES or to the Economic Group to which it belongs, if applicable, in values lower than R$ 1,000,00.00 (one million reais).

§2

TIM PARTICIPAÇÕES S/A will participate in the execution of each Credit Limit Use Document contemplated in Clause 12, together with BENEFICIARY of the respective subcredits, as responsible for determining the distribution of the credit value extended herein among BENEFICIARIES, which grant, hereby, irrevocably and irreversibly, the powers necessary for such.

§3

The sources of funds of the subcredits contemplated in the previous § will be defined among those mentioned in items I and II of this Clause, at the time of approval of the corresponding specific destination, according to the Operating Policies of BNDES in force.

§4

The incidence of interest on the subcredits contemplated in §1 of this Clause will be determined according to the sources of the funds contemplated in items I and II of this Clause, according to the provisions of Clauses 4 and 5.

§5

The credit installments committed through the execution of the Credit Limit Use Document contemplated in Clause 12 will be restated as established herein, as contemplated in item V of this Clause.

§6

The available balance of the credit will be reduced by the values used and automatically restored by the values of the amortizations of principal  carried out.

CLAUSE 2

PURPOSE OF THE CONTRACT

The credit may be intended for the making, by the BENEFICIARIES, of the following investments:

I – implementation, expansion and modernization of fixed assets;

II – acquisition of new machinery and equipment, including industrial sets and systems, produced in Brazil and accredited by BNDES, which present nationalization indices equal or superior to 60% (sixty percent) or which comply with the Basic Productive Process;

III – engineering studies and projects related to the implementation and expansion of fixed assets;

IV – implementation of projects of Quality and Productivity; Research and Development; Technical and Management Qualification; Technological Update; and Information Technology;

V – social investment projects and programs; and

VI – environmental investments.

§1

Regardless of the adequacy of the investments to be made to the provisions in the heading of this Clause, the use of the credit limit for the execution of projects, which may, at the sole discretion of BNDES, cause a significant impact on the economic and financial situation of the respective BENEFICIARY or Economic Group to which it belongs, or in its long-term strategies, decharacterizing them as current projects.

§2

The specific destination of the credit will be established in the Credit Limit Use Document contemplated in Clause 12, in compliance with the BNDES Operational Policies in force.

CLAUSE 3

AVAILABILITY OF CREDIT LIMIT

The subcredits provided with the resources mentioned in item I of Clause 1 will be placed at the disposal of each BENEFICIARY in a single installment on the 15th day of the month of use, and the subcredits provided with the resources mentioned in item II of Clause 1, in installments, after compliance with the suspensive conditions of use mentioned in Clause 17 and those contemplated in the Credit Use Document, in function of the needs for the performance of the specific destinations contemplated in item II of Clause 12, in compliance with the financial schedule of BNDES, which is subordinated to the definition of funds for its application, by the National Monetary Council.

§1

The funds of this transaction will be placed at the disposal of each BENEFICIARY, by credit into a current account opened in its name at BNDES, not subject to operation, in which will be made, also, at the time of release, the debits determined by law and those contractually authorized by each BENEFICIARY, whose total remaining balance of the funds shall be immediately transferred to the current account to be indicated in the Credit Limit Use Document contemplated in Clause 12.

§2

BNDES may suspend, automatically, the use of the funds of this Contract, in the event of BENEFICIARIES, during the term of this Contract, failing to comply with the requirements established by BNDES, in its Operational Policies, for the use of the product Credit Limit.

CLAUSE 4

INTEREST ACCRUING ON THE SUBCREDITS PROVIDED WITH THE FUNDS
MENTIONED IN ITEM I OF CLAUSE 1

On the principal of the debt of each BENEFICIARY, resulting from the subcredits provided with the funds mentioned in item I of Clause 1, a percentage of interest shall accrue (as remuneration), to be established in the terms of §1 of this Clause, above the reference rate disclosed by BNDES, in force on the date of use of the subcredits, which will be equivalent to the average cost representative of the funding without restriction to onlending in specific conditions as well as derivative instruments of BNDES and of BNDES Participações S.A. - BNDESPAR, indexed by the National Ample Consumer Price Index - IPCA, including all the taxes, contributions, commissions and expenses directly accruing on these transactions, in the civil quarter immediately prior to the month of calculation of said interest rate, calculated on the restated outstanding balance in the terms of Clause 6.

§1

The percentage contemplated in the heading of this Clause will be defined for each Subcredit, to be constituted in the terms of §1 of Clause 1, at the time of approval of the corresponding specific destination, according to the Operational Policies of BNDES, in force, and the risk rating of the Economic Group to which the BENEFICIARIES belong, performed according to the criteria of BNDES.

§2

The interest will be calculated on a daily basis by the system of compound interest, due annually, during the amortization period, together with the installments of the principal, and upon maturity or liquidation of the debt, in compliance with the provisions of Clause 24.

§3

The reference rate contemplated in the heading of this Clause will be published by BNDES in the Union Gazette (Section 3) on the 25th (twenty-fifth) of the months of January, April, July and October of each year or on the first subsequent edition to that day, if said official publication is not published on that date, and will be available on the official page of BNDES on the Internet (www.bndes.gov.br) on the same dates mentioned above.

§4

During the period in which the liabilities of BNDES and BNDESPAR, contemplated in the heading of this Clause, do not exist, the internal rate of return of the National Treasury Notes Series B (NTN-B) will be used, with maturity date of 10 (ten) years.

§5

If the instruments contemplated in §4 fail to be representative of the internal federal security debt indexed to the IPCA, the internal rate of return of the instrument will be used, which best reflects, at the discretion of BNDES, the internal competitive federal security debt indexed to the IPCA with maturity period of 10 (ten) years.

§6

The internal rate of return contemplated in §§ 4 and 5 will be calculated, using the average of the rates disclosed by ANDIMA (National Association of Financial Market Institutions) or, in its absence, by another source of information chosen by BNDES, with the objective of obtaining reference prices for the secondary market of financial instruments, contemplated in §4, in the 40 (forty) business days, counted retroactively at each tax basis date, the latter included, applying simple interpolation for the period of 10 (ten) years, if there are no financial instruments with such maturity date.

CLAUSE 5

INTEREST ACCRUING ON THE SUBCREDITS PROVIDED WITH THE FUNDS MENTIONED IN ITEM II OF CLAUSE 1

On the principal of the debt of each BENEFICIARY, resulting from the subcredits provided with the funds mentioned in item II of Clause 1, a percentage of interest shall accrue (as remuneration), to be established in the terms of §1 of this Clause, above the Long-Term Interest Rate – TJLP, published by the Central Bank of Brazil, according to the following scheme:

I – When the TJLP is higher than 6% (six percent) per year:

a)
The amount corresponding to the TJLP portion in excess of 6% (six percent) per year will be capitalized on the 15th (fifteenth) day of each month of effectiveness of this Contract, and, upon its maturity or liquidation, in compliance with the provision in Clause 24, and verified by incidence of the following capitalization term on the balance due, considering all the financial events occurred in the period:
TC = [1(1 + TJLP)/1.06] n/360 -1 (term of capitalization equal to, open square brackets, ratio between TJLP, plus the unit, and an integer and six hundredths, close square brackets, to the power corresponding to the ratio between “n” and three hundred and sixty, deducting such result from the unit), where:

TC – capitalization term;

TJLP – Long Term Interest Rate, disclosed by the Central Bank of Brazil; and

n- number of days existing between the date of the financial event and the date of capitalization, maturity or liquidation of the obligation, considering as a financial event all and any fact of a financial nature from which results, or may result, an alteration in the balance due of each BENEFICIARY, resulting from this Contract.

b)
The percentage above the TJLP (remuneration) mentioned in the heading of this Clause, plus the non-capitalized portion of the TJLP of 6% (six percent) per annum, shall accrue on the balance due, on the due dates of the interest mentioned in §3 of on the maturity or liquidation date of this Contract, in compliance with the provisions in section "a" and considering, for daily calculation of interest, the number of days elapsed between the date of each financial event and the due dates cited above.

II – When the TJLP is equal to or lower than 6% (six percent) per year:

The percentage above the TJLP (remuneration), mentioned in the heading of this Clause, plus the TJLP, shall accrue on the outstanding balance, on the due dates of the interest mentioned in §3 or on the due or liquidation date of this Contract, considering, for daily calculation of interest, the number of days elapsed between the date of each financial event and the due dates cited above.

§1

The percentage mentioned in the heading of this Clause will be defined by each Subcredit, to be constituted pursuant to the terms of §1 of Clause 1, at the time of approval of the corresponding specific destination, according to the Operational Policies of BNDES, in force, and the risk rating of the Economic Group to which BENEFICIARIES belong, performed according to the criteria of BNDES.

§2

The amount mentioned in the terms of item I, section “a”, which will be capitalized, incorporated into the debt principal, will be due in terms of item II of Clause 9.

§3

The amount calculated in the terms of item I, section “b”, or of item II, will be due, quarterly, during the grace period, and, monthly, during the amortization period, together with the installments of principal, and upon maturity or liquidation of the Contract, in compliance with the provisions of Clause 24.

§4

In the event of use of the resources originating from the PIS/PASEP Participation Fund, contemplated under Complementary Law No. 26, of September 11, 1975, the remuneration commissions due, according to the legislation relevant to said Fund, shall be considered, hereby, covered by the interest stipulated in this Clause.

CLAUSE 6

RESTATEMENT OF THE VALUE OF THE DEBT OF THE SUBCREDITS PROVIDED WITH THE FUNDS MENTIONED IN ITEM I OF CLAUSE 1

The balance due of each BENEFICIARY from the subcredits provided with the funds mentioned in item I of Clause 1, including the principal, compensatory interest, other expenses, commissions and other charges covenanted, shall be restated annually by the variation of the National Wide Consumer Price Index - IPCA, calculated and disclosed monthly by the Brazilian Institute of Geography and Statistics - IBGE, and applied by BNDES, according to the following criteria: calculation in business days of the IPCA Monetary Unit of BNDES - UMIPCA, expressed in reais, based in the IPCA variation, and the UMIPCA value on the 15th (fifteenth) day of each month shall be correspondent to the UMIPCA value on the 15th (fifteenth) day of the immediately preceding month, restated by the IPCA monthly disclosed by IBGE in the beginning of the current month, there being an interval between the 16th (sixteenth) and 14th (fourteenth) day to be calculated pro rata temporis exponentially by business days by application of the last IPCA disclosed by IBGE on a date prior to the 16th (sixteenth) day of each month.

§1

For purposes of the provisions in the heading of this Clause, in any month where the 15th (fifteenth) is not a business day, the first immediately succeeding business day will be considered.

§2

In the event of the monthly IPCA only being disclosed by IBGE after the 14th (fourteenth) of the month, the last UMIPCA used by BNDES will continue to be adopted, for the purposes contemplated in this Clause, until the date of disclosure by the IBGE.

§3

Upon occurrence of the provisions in §2 of this Clause, at the time of disclosure of the month's IPCA, the UMIPCA used in the period contemplated in said §2 of this Clause will be adjusted to reflect the inflation disclosed.

§4

The eventual differences verified, by force of the provisions in the previous §, will be incorporated to the balance due of each BENEFICIARY, arising out of the respective subcredit, if positive or, if negative, reduced from this balance due.

§5

The balance due from the subcredits provided with the resources mentioned in item I of Clause 1 may, at any time, start to be remunerated, as a whole or in part, by the same legal criteria adopted for the remuneration of the funds onlent to BNDES,–originating from the PIS/PASEP Fund and the FAT, in compliance with the provisions in Clause 11, based on the outstanding balance calculated pursuant to the terms of this Clause, on the date on which the alteration is effectuated, this portion being applied (which will start to constitute a separate subcredit) to the same conditions of the subcredits provided with the funds mentioned in item II of Clause 1, with the exception of the maturity of the amortization provisions, which shall remain equal to the provisions in Clause 9, item I. In this event, BNDES shall inform the alteration, in writing, to the BENEFICIARIES affected.

CLAUSE 7

NON-DISCLOSURE OR EXTINCTION OF THE AMPLE CONSUMER PRICE INDEX – IPCA

In the event of non-disclosure of the IPCA by IBGE for the period of 6 (six) months or of the extinction of the IPCA, mentioned in Clauses 4 and 6, by the supervention of legal or regulatory rules, or alteration of the criteria of its application, BNDES shall choose a substitute index that best preserves the real value of the transaction and remunerates in the same previous levels. In this case, BNDES will inform the alteration in writing, to the BENEFICIARIES.

CLAUSE 8

PROCESSING AND COLLECTION OF THE DEBT

The collection of the principal and charges will be made by Collection Notice, issued by BNDES, with advance, in advance, for each BENEFICIARY, to liquidate those obligations on their maturity dates.

§1

Considering that the debt from the subcredits provided with the funds mentioned in item I of Clause 1 is subject to annual restatement, pursuant to the terms of Clause 6, the Collection Notice contemplated in this Clause will be issued by BNDES with the indication of a reference value in IPCA Monetary Unit of BNDES – UMIPCA, whose value shall be obtained at the Collection Department of the Financial Area of BNDES – AF/DECOB.

§2

Failure to receive the Collection Notice will not release the BENEFICIARIES from the obligation to pay the provisions of principal and charges on the dates established in this Contract.

§3

BNDES will leave at the disposal of BENEFICIARY the information, data and calculations that serve as a basis for calculation of the values due.

CLAUSE 9

AMORTIZATION

The principal of the debt resulting from each use of the credit limit extended by this Contract, formalized through the Document of Use of Credit Limit contemplated in this Clause 12 shall be paid by BNDES, as follows:

I – in connection with the subcredits provided with the funds mentioned in item I of Clause 1: in a period to be established in the Credit Limit Use Document contemplated in Clause 12, in compliance with the provisions in §1 of Clause 12, in annual and successive installments, each in the value of the principal falling due of the debt of these subcredits, restated in the terms of Clause 6, divided by the number of amortization installments not yet due, the first falling due on the 15th (fifteenth) of the thirteenth month immediately subsequent to the end of the period of use of these subcredits, in compliance with the provisions in Clause 24;

II – in connection with the subcredits provided with the funds mentioned in item II of Clause 1; in a period to be established in the Credit Limit Use Document referred to in Clause 12, in compliance with the provisions in §1 of Clause 12, in monthly and successive installments, each in the value of the principal falling due of the debt of these subcredits, divided by the number of amortization installments not yet due, the first installment falling due on the 15th (fifteenth) day of the month subsequent to the grace period of these subcredits, contemplated in §1 of this Clause, and in compliance with the provisions of Clause 24.

§1

The grace period contemplated in item II of the heading of this Clause will be established in the Credit Limit Use Document contemplated in Clause 12, in compliance with the provisions in §1 of Clause 12, counted from 15th (fifteenth) day subsequent to the date of formalization of said Use Document.

§2

Each BENEFICIARY undertakes to liquidate, with the last provision of amortization of the Subcredits, which it owes, all the obligations resulting from them.

CLAUSE 10

RESTRICTION AND ASSIGNMENT OF REVENUES

To ensure payment of the obligations resulting from this Contract, as the principal of the debt, interest, commissions, conventional penalty, fines and expenses, the revenues earned by BENEFICIARIES, the revenues earned by BENEFICIARIES are restricted, in favor of BNDES, by BENEFICIARIES, irrevocably and irreversibly, from the date of execution of the Credit Limit Use Document, contemplated in Clause 12, and until the final liquidation of all the obligations assumed therein. The revenues will be deposited, exclusively in a financial institution chosen by BENEFICIARIES, with the consent of BNDES, which will operate as the centralizing bank and administrator of the restricted revenues. In the event of declaration of early maturity by BNDES or of default on obligations resulting from the Credit Limit Use Document, contemplated in Clause 12, BENEFICIARIES shall assign the binding revenues, in favor of BNDES, to the limit necessary for liquidation of the debt or payment of the value defaulted on.

§1

The guarantee contemplated in the heading of this Clause will be formalized in the Contract of Binding and Assignment of Revenues and Other Covenants, to be signed by each of BENEFICIARIES and BNDES, having, as intervening party, the financial institution chosen by BENEFICIARIES, with the consent of BNDES, in the capacity of centralizing bank and administrator of the revenues restricted and assigned. The Contract of Binding and Assignment of Revenues and Other Covenants mentioned will be attached to the Credit Limit Use Document contemplated in Clause 12.

§2

The Contract of Binding and Assignment of Revenues and Other Covenants shall provide that the volume of restriction of revenues shall be equal or superior to the greater of the following parameters: (a) 25% of the sum of the balance due of each Credit Limit Use Document contemplated in Clause 12, and (b) the sum of the amortization installments of principal falling due on the next six months.

CLAUSE 11

ALTERATION OF THE LEGAL CRITERIA OF REMUNERATION
OF THE FUNDS FROM THE PIS/PASEP FUND AND THE FAT

In the event of the legal criteria of remuneration of the funds onlent to BNDES, originating from the PIS/PASEP Participation Fund and the FAT being substituted, the remuneration contemplated in Clause 5 may, at the discretion of BNDES, start to be made, by use of a new remuneration criteria of said funds, or another, indicated by BNDES, which, in addition to preserving the real value of the transaction, remunerates it in the same previous levels. In this case, BNDES shall inform the alteration, in writing, to BENEFICIARIES.

CLAUSE 12

CREDIT LIMIT USE DOCUMENT

The specific destination and committed value of the credit limit shall be established by the parties by a Credit Limit Use Document, which, for all legal purposes and effects, shall start to integrate this Contract, which shall contain, at least, the following information:

I – Parties, duly identified, including BNDES, TIM PARTICIPAÇÕES S/A and BENEFICIARIES of the extended subcredits;

II – Specific destination, falling under an item contemplated in the purpose of this Contract, contemplated in Clause 2;

III – Value committed in the specific destination;

IV – Sources of funds to be used in the specific destination;

V – Form and database of the restatement of the value committed in the specific destination;

VI – Interest rate and due dates;

VII – Use period;

VIII – Initial and final dates of the grace period and amortization, in compliance with the total maximum period established in §1 of this Clause;

IX – Ratification or constitution of guarantees, according to the case;

X – Special additional obligations;

XI – Conditions of use of specific destination;

XII – Compulsoriness of registration of this Credit Limit Use Document with the competent registration office.

§1

The sum of the grace and amortization periods, to be established for each Subcredit to be constituted in the terms of §1 of Clause 1 shall comply with the limit of 120 (one hundred and twenty) months.

§2

The formalization of the Credit Limit Use Document  contemplated in Clause 12 is subject to:

I – presentation, by BENEFICIARY, of the Installation License, officially published, issued by the competent state body, which integrates the National System of the Environment (SISNAMA), or, suppletively, by the National Institute of the Environment and Renewable Resources - IBAMA, in connection with the respective specific destination, or declaration, by the BENEFICIARY, in the event of non-requirement of Environmental Licenses;

II – presentation, by the BENEFICIARY, to BNDES, of other documents required by legal or regulatory provision, as well as those usually requested in analogous transactions, deemed necessary by BNDES; and

III – inexistence of registration in the Employers’ Register that workers have been kept in slave condition, instituted by Ordinance No. 540, of 10.15.04, by the Labor and Employment Ministry, to be verified by BNDES, by consultation on the INTERNET, at the address www.mte.gov.br (Resolution No. 1178, of 05.31.2006, by the BNDES Management).

§3

The Commission by Contractual Alteration shall not be due when the addendum, formalized by a Credit Limit Use Document, contemplated in Clause 12 has as one of its objectives the definition of a specific destination and its corresponding financial conditions.

CLAUSE 13

SPECIFIC OBLIGATIONS OF BENEFICIARY

The BENEFICIARIES undertake, regarding the respective specific destinations that they assume, to:

I – comply, where applicable, by the final liquidation of the debt resulting from this Contract, the "LEGAL PROVISIONS APPLICABLE TO BNDES CONTRACTS", approved by Resolution No. 665, of December 10, 1987, partially altered by Resolution No. 775, of December 16, 1991, by Resolution No. 863, of March 11, 1996, by Resolution No. 878, of September 04, 1996, by Resolution No. 894, of March 06, 1997, by Resolution No. 927, of April 01, 1998, by Resolution No. 976, of September 24, 2001, and by Resolution No. 1571/2008, of March 04, 2008, all of the BNDES Management, published in the Union Gazette (Section I), of December 29, 1987, December 27, 1991, April 08, 1996, September 24, 1996, March 19, 1997, April 15, 1998, October 31, 2001 and March 25, 2008, respectively, whose copy is hereby delivered to BENEFICIARIES, who, after becoming aware of the entire content of the same, declare that they accept it, as an integral and inseparable part of this Contract, for all legal effects and purposes;

II – compromise the credit in the period of 5 (five) years, counting from the date of execution of this Contract;

III – use the specific destination value in the period to be established in the Credit Limit Use Document, contemplated in Clause 12, counting from the date of execution of this Use Document;

IV – in the event of, in function of the specific destinations contemplated in item II of Clause 12, a reduction occurring in the staff of BENEFICIARIES during the effective date of this Contract, and a training program being offered geared to work opportunities in the region and/or a reemployment program of workers in other companies, after they have submitted to BNDES, for appreciation, a document that specifies and attests the conclusion of the negotiations held with the competent representation(s) of the workers involved in the dismissal process;

V – adopting, during the effective period of the Contract, measures and actions intended to prevent or correct damages to the environment, occupational safety and medicine, which may be caused by the specific destinations contemplated in item II of Clause 12;

VI – maintaining in a regular situation their obligations with the environmental bodies, during the effective period of this Contract;

VII – observing, during the effective period of this Contract, the provisions in the legislation applicable to handicapped persons;

VIII – communicating to BNDES, on the date of the event, the name and taxpayer register CPF/MF number of the person who, performing a remunerated function, or being among its owners, controllers or directors, has graduated or been invested as Federal Deputy or Senator;

IX – presenting, annually, by April 30 of the subsequent year, the financial statements of the company, based on December 31, audited by an independent audit company, registered at CVM (Brazilian Securities & Exchange Commission), until final liquidation of all the obligations assumed in this Contract.

X – presenting to BNDES, whenever requested, a physical execution report of its investment plan, containing information related to the number of locations attended and network elements, in connection with GSM technology, 3G (third generation), and others implemented by BENEFICIARIES, during the effective period of the Contract; and

XI – during the effective period of the Contract, maintaining their obligations in regular status, before ANATEL (National Telecommunications Agency), which failure of compliance may lead to damages to the implementation of the project and/or significantly affect the quality of the service provided, and/or affect the payment capacity of BENEFICIARIES.

CLAUSE 14

OBLIGATIONS OF THE CONTROLLING INTERVENING PARTY

The Controlling Intervening Party, TIM Participações S/A, identified in the preamble of this Contract, assumes hereby the obligation of:

I – submitting to the previous consent of BNDES any proposals of matters regarding the encumbrances, at any title, of any shares held by it, issued by each of BENEFICIARIES, for sale, acquisition, incorporation, merger, split of assets or any other act, leading or which may lead to modifications in the current configuration of any of BENEFICIARIES, or in transfer of the share control of any one of BENEFICIARIES, or in alteration of its capacity as controlling shareholder of any of BENEFICIARIES, pursuant to the terms of Article 116 of Law No. 6.404 of 12.15.1976;

II – not promote the inclusion of a corporate agreement, bylaws or articles of incorporation of any of BENEFICIARIES, of a provision leading to:

a) restrictions to the growth capacity of BENEFICIARY or to its technological development;

b) access restrictions by BENEFICIARY to new markets; or

c) restrictions or loss of payment capacity of the financial obligations of the transactions with BNDES;

III – not promote acts or measures that impair or alter the economic-financial balance of any of BENEFICIARIES;

IV - take every step necessary to ensure compliance with the purpose of this transaction;

V – maintain, from 2009, and during the effectiveness of each Credit Limit Use Document, contemplated in Clause 12, until its final maturity, the following financial indices according to the values stipulated below, to be calculated at every civil semester, in the months of June and December, based on its consolidated financial statements, with limited review in the first semester and complete examination at the end of the fiscal year, performed by external auditors registered at CVM. The external auditors shall issue, for BNDES, a verification report of the financial indices simultaneously to the publication of the audit reports, in the maximum period of 3 (three) months after the closure of each civil semester:

a) Capitalization Index (PL/AT): equal or superior to 0.35;

b) EBITDA/Net Financial Expenses: equal or superior to 3.5;

c) Total Financial Debt/EBITDA: Equal or inferior to 3.00;

d) Net Short Term Financial Debt/EBITDA: equal or inferior to 0.40 in 2009 and 0.35 from 2010.

§1

In the event of noncompliance with any of the indices contemplated in item V of this Clause, BNDES may, at its sole discretion, in each calculation period, opt, within 60 (sixty) days after presentation and docket in the Telecommunications Department of BNDES, of the calculation report of the financial indicators mentioned in item V of this Clause, between the early maturity of each Credit Limit Use Document contemplated in Clause 12 or the freezing of funds corresponding to 03 (three) times the value of the "Largest Installment", as defined and provided in the Contract of Binding and Assignment of Revenues and Other Covenants, mentioned in §1 of Clause 10.

§2

For purposes of calculation of the indices set forth in item V of this Clause, the following definitions and criteria shall be added:

I) PL = Shareholders’ Equity, including Minority Participations;

II) AT = Total Assets.

III) EBITDA corresponds to the gross profit, minus commercialization, general and administrative and other net operating expenses, plus depreciation and amortization built-into the costs of the services provided, costs of goods sold and in the operating expenses mentioned above.

IV) Net Financial Expenses: sum of all the financial expenses, less the sum of all the financial revenues presented in the Income Statement sent to CVM, except interest on net current assets or any other form of remuneration of the shareholders.

V) Total Financial Debt: corresponds to the sum of the balance of the consolidated onerous debts of TIM Participações S/A, including: loans and financing; issue of fixed income capital, promissory notes and debentures, convertible or not, in the local or international capital market; as well as the sale or assignment or future receivables, if they are accounted for as obligations; and other financial transactions of indebtedness of the company, recorded in the current liabilities and in the long term liabilities;

VI) Short-term Financial Debt: corresponds to the sum of the balance of the onerous consolidated debts of TIM Participações S/A, recorded in the current liabilities, including: loans and financing; issue of fixed income instruments, promissory notes and debentures, whether convertible or not, in the local or international capital market; as well as the sale or assignment of future receivables, if they are recorded in the accounts as obligations; and other financial transactions of debt of the company;

VII) Short-term Net Financial Debt: Short-term Financial Debt less Availabilities (cash and financial investments).

VIII) Parameters related to the result (EBITDA and Net Financial Expenses), refer to the values of the last 12 (twelve) months prior to the calculation;

IX) If the value calculated for the negative index due to negative Net Financial Expenses, this will not be considered noncompliance with the financial index, mentioned in section “b” of item V, of the heading of this Clause.

§3

If, in the following calculation period, the noncompliance contemplated in §1 of this Clause is not verified, the funds retained will be released to this current account of free movement of BENEFICIARY.

CLAUSE 15

RECIPROCAL POWER OF ATTORNEY

The BENEFICIARIES and the INTERVENING PARTY hereby, irrevocably and irreversibly, constitute each other mutually and reciprocally attorneys-in-fact until final settlement of the debt assumed herein, with powers to receive summons, notifications and, moreover, with “ad judicia” powers for the forum in general, which may be subgranted to a lawyer, all with respect to any legal or extrajudicial proceedings filed against them by BNDES, as a result of this Contract, being able to perform all acts necessary to proper and faithful compliance with this mandate.

CLAUSE 16

AUTHORIZATION

The BENEFICIARIES authorize BNDES to deduct from the first installment, in connection with the first use of the Credit Limit for specific destination, regardless of which of them is favored by the corresponding Credit Limit Use Document contemplated in Clause 12, the value of R$ 203,978.00 (two hundred and three thousand, nine hundred and seventy-eight reais) as Study Commission of the projects mentioned in Clause 2 of this Contract.

CLAUSE 17

CONDITIONS OF USE OF THE CREDIT LIMIT

The use of the credit limit, in addition to compliance, where applicable, with the conditions contemplated in Articles 5 and 6 of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS” mentioned above, in those established in the “FOLLOW-UP RULES AND INSTRUCTIONS” and those contemplated in the Credit Limit Use Document, contemplated in Clause 12, is subject to compliance with the following:

I – For use of the first installment of the credit limit: opening, by BENEFICIARIES, of current accounts at BNDES.

II – For use of each installment of the credit limit:

a) formalization and registration, at the competent registry office(s), of the Credit Limit Use Document contemplated in Clause 12;

b) inexistence of fact of an economic-financial nature, which, at the discretion of BNDES, may compromise the performance of the undertaking financed herein, so as to alter it or prevent its performance, pursuant to the terms contemplated in the project approved by BNDES;

c) presentation, by BENEFICIARIES, of Negative Debt Certificate – CND, issued by the Federal Revenue Service of Brazil on the INTERNET, to be extracted by BENEFICIARY at the addresses www.previdenciasocial.gov.br or www.receita.fazenda.gov.br and verified by BNDES in the same; and

d) evidence of regular status before the environmental bodies, or when such evidence has not been presented and is in force, declaration by BENEFICIARY of the respective Credit Limit Use Documnent contemplated in Clause 12 on the continuity of the validity of such document.

III – For use of the subcredits provided with the funds mentioned in item I of Clause 1: evidence to BNDES of use of at least 40% (forty percent) of the sum of subcredits provided with the funds mentioned in item II of Clause 1, in each Credit Limit Use Document executed pursuant to the terms of Clause 12.

CLAUSE 18

BAIL

TIM PARTICIPAÇÕES S/A, identified in the preamble, accepts this Contract, in the capacity of guarantor and principal payer, waiving expressly the benefits of Articles 366, 827 and 838 of the Civil Code, and assuming joint liability until final liquidation of this Contract, for faithful and accurate compliance with all the obligations assumed herein by BENEFICIARIES.

CLAUSE 19

DEFAULT

In the occurrence of default on the obligations assumed by the BENEFICIARIES and by the INTERVENING PARTIES, the provisions in Articles 40 to 47-A of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS”, contemplated in Clause 13, item I.

SOLE §

Upon calculation of the balance overdue of the subcredits provided with the funds mentioned in item I of Clause 1, both the restatement of the value of the debt and the charges will be calculated pro rata temporis per business day until the date of effective payment.

CLAUSE 20

FILING OF LEGAL MEASURE FINE

In the event of judicial collection, resulting from this Contract, BENEFICIARIES shall pay a fine of 10% (ten percent) on the principal and charges of the respective debts, in addition to extrajudicial, judicial expenses and lawyers’ fees, due from the date of filing of the legal measure of collection.

CLAUSE 21

EARLY LIQUIDATION OF DEBT

In the event of early liquidation of the debt, the guarantees will be released, the provisions in Article 18, §2 of the “PROVISIONS APPLICABLE TO BNDES CONTRACT”, mentioned in Clause 13, item I, applying to the other obligations.

§1

The early, partial or total, liquidation of the portion of subcredits provided with the funds mentioned in item I of Clause, when authorized by BNDES, shall be performed jointly with the calculated values corresponding to the balances due, on the liquidation date, of the subcredits provided with the resources mentioned in item II of Clause 1, in compliance with the proportionality among the balances due of these subcredits, established in the respective Credit Limit Use Document.

§2

At the time of calculation of the balance due in the early partial or total liquidation of the subcredits provided with the funds mentioned in item I of Clause 1, both the restatement of the value of the debt and the charges will be calculated pro rata temporis per useful day until the date of the effective payment, in compliance with Clauses 4 and 6 of this Contract, where applicable.

CLAUSE 22

EFFECTS OF THE ASSIGNMENT OF SUBCREDITS PROVIDED WITH THE FUNDS MENTIONED IN ITEM I OF CLAUSE 1

BENEFICIARIES hereby declare, irrevocably and irreversibly, that they have nothing to oppose to the future assignment, by BNDES, of the subcredits provided with the funds mentioned in item I of Clause 1, consenting, herewith, that all the obligations to be complied with in connection with BNDES, resulting from this Contract, after assignment of said credits, remain in full force.

SOLE §

BNDES, pursuant to the terms of Article 290 of the Civil Code, shall notify Beneficiaries about the assignment contemplated in the heading of this Clause.

CLAUSE 23

EARLY MATURITY

BNDES may declare this Contract to have matured early, with enforceability and immediate suspension of any disbursement if, in addition to the events contemplated in Articles 39 and 40 of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS”, contemplated in Clause 13, the following is evidenced by BNDES:

a) reduction in the personnel of any of BENEFICIARIES without compliance with the provisions in item IV of Clause 13;

b) the existence of a convicting sentence transited in rem judicatum in connection with the performance of acts, by any of BENEFICIARIES, which lead to violation of the legislation that fights discrimination of race or gender, child and slave labor;

c) the inclusion, in a corporate agreement, bylaws or articles of incorporation of any of BENEFICIARIES, of its parent companies, of a provision leading to restrictions or loss of the capacity of payment of the financial obligations resulting from this transaction;

§1

In the event of application of the funds granted by this Contract for a purpose other than the one contemplated in Clause 2, BNDES, without prejudice to the provisions in the heading of this Clause, shall communicate the fact to the Public Prosecution Service, for the purposes and effects of Law No. 7.492, of 06.16.86.

§2

This Contract shall also mature early, with enforceability of the debt and immediate suspension of any disbursement, on the date of graduation as Federal Deputy or Senator of the person performing a remunerated function at any of BENEFICIARIES, or if, among its owners, controllers or directors, there are persons guilty of the prohibitions contemplated by the Federal Constitution, Article 54, items I and II. No default charges will accrue, provided that the payment occurs within the period of 5 (five) business days counted from the date of graduation, under penalty of, not doing so, the charges contemplated for the events or early maturity due to default accruing.

CLAUSE 24

MATURITY ON HOLIDAYS

Every maturity of provision of amortization of principal and charges, which occurs on Saturdays, Sundays or national holidays, including bank holidays, will be, for all effects and purposes of this Contract, displaced to the first subsequent business day, the charges being calculated until this date, and the following regular verification period and calculation of the charges of the Contract shall also begin on this date.

SOLE §

Except for an express provision otherwise, the holidays of the location where the headquarters of each of BENEFICIARIES is located, whose addresses are indicated in this Contract, shall be considered the holidays, for purposes of the provisions in the heading of this Clause regarding the installments of principal and charges in connection with the respective debts.

CLAUSE 25

DECLARATION BY THE BENEFICIARIES

The BENEFICIARIES declare that the provisions of this Contract were negotiated in light of and in strict compliance with the Code of Ethics available on the website www.timpatri.com.br.

The BENEFIFICARY TIM CELULAR S/A has presented a Debt Clearance Certificate - CND No. 000862008-2120050, issued on June 24, 2008, by the Federal Revenue Service of Brazil.

The BENEFICIARY TIM NORDESTE S/A has presented a Debt Clearance Certificate – CNF No. 053262008-15001250, issued on October 31, 2008, by the Federal Revenue Service of Brazil.

(A blank page is inserted after this one)

The INTERVENING PARTY TIM PARTICIPAÇÕES S/A presented the Debt Clearance Certificate - CND No. 001482008-17300115, issued on October 23, 2008, by the Federal Revenue Service of Brazil.

The pages of this instrument are initialed by Cynthia Maria Idalgo Ruiz dos Santos, lawyer of BNDES, by authorization of the legal representatives, which sign it.

IN WITNESS WHEREOF, they sign this contract in 3 (three) counterparts of equal tenor and form and for a single purpose, before the undersigned witnesses.

Rio de Janeiro, November 19, 2008

For BNDES:

[signatures]
Luciano Coutinho	Wagner Bittencourt
President	Director
BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL – BNDES

For Beneficiaries:

[signature]
Mario Cesar Pereira de Araujo
President
TIM CELULAR S/A

[signature]
Mario Cesar Pereira de Araujo
President
__________________________
TIM NORDESTE S/A

For Intervening Party:

[signature]
Mario Cesar de Araujo
President

(All signatures above duly notarized)

Signature page of Loan Agreement by Extension of Revolving Credit Facility No. 08.2.0790.1, executed by the National Bank of Economic and Social Development – BNDES and TIM Celular S/A, with the third party intervention.

Witnesses:

[signature]	[signature]
Name: Lúcia Benechts	Name: José Romeu Pontes Cardoso Jr.
ID: IFP 0960266-0	ID: 88105926-0
CPF: 016678507-50	CPF: 633.788.287-15

(All Witnesses’ signatures duly notarized)